EXHIBIT 10.1
STAFF BUILDERS, INC.
EMPLOYMENT AGREEMENT WITH GARY TIGHE


      AGREEMENT executed as of June 1, 1997 between Gary Tighe, residing at 51 Euston Road, Garden City, NY 11530 ("Employee"), and STAFF BUILDERS, INC. ("Company"), a Delaware corporation, having its principal place of business at 1983 Marcus Avenue, Lake
Success, New York 11042.
WITNESSETH

      WHEREAS, the Company desires to continue to employ Gary Tighe as its Senior Vice President of Finance and Chief Financial Officer of the Company; and

      WHEREAS, the Company and Employee desire to assure the continued service of Employee to the Company on the terms and conditions set forth below.

      NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties hereto do agree as follows:

        1. Employment. The Company and Employee hereby agree to extend the Employee's employment relationship with the Company on all the terms and conditions set forth in this Agreement.

        2. Term. The term of Employee's employment under this Agreement shall commence effective as of June 1, 1997 and, subject to the terms and conditions of this Agreement, shall continue for a period of thirty-six (36) consecutive months.

        3.          Compensation.
          (a) The Company shall pay to Employee, for all services rendered by Employee under this Agreement, a base salary at the rate of $171,076 per year ("Base Salary") payable in equal installments (not less frequently than monthly) in accordance with the Company's regular payroll practices. On each July 15th during the term hereof, the Base Salary shall be automatically increased by five percent (5%). The Company may also pay or grant Employee such additional compensation, including bonuses, determined in accordance with paragraphs 3(b) and (c) hereof. Such Base Salary may also be increased by and subject to the discretion of the Company at any time during the term hereof.
          (b) The Company may, by action of the Incentive Bonus Committee appointed by the Board of Directors, from time to time grant Employee additional compensation In the form of cash bonuses pursuant to the Company's Incentive Bonus Plan for Key Employees ("Bonus Plan").
          (c) The Company shall pay to Employee, during the thirty-six (36) month term of this Agreement, a car allowance at the rate of $500 per month.

        4. Duties. Employee is engaged to serve as Senior Vice President of Finance and Chief Financial Officer of the Company, and shall perform such duties and functions as is compatible with that position as the Company from time to time may determine.
During the term of this Agreement, Employee shall devote his full business time to the performance of his duties for the Company and shall perform them diligently, faithfully and competently.

        5. Expenses. Employee is authorized to incur expenses for promotion the business of the Company which are reasonable and necessary in the exercise of his duties, including reasonable expenses for entertainment, travel and similar items. The Company shall reimburse Employee promptly for all such expenses upon presentation by Employee of an itemized account of expenditures.

        6. Vacation. The Employee is entitled to three (3) weeks annual vacation. If the vacation time is not used within the annual period, the Employee will not be entitled to carry over the unused vacation time unless the Company, within its complete discretion, approves of such carry over.

        7. Welfare Benefits. Employee shall be entitled to receive or participate in all benefits, such as life, health, medical and disability plans, profit sharing plans, pension plans and the like
("Welfare Plans"), which the Company may make generally available to its senior executive employees. Employee shall be entitled to the above-described benefits so long as Employee serves as an employee of the Company, or as otherwise provided by the terms and conditions of the Welfare.

        8. Change of Control. In the event that at any time after a Change of Control (as defined below) but prior to the end of twelve months after such Change of Control, Employee is discharged for any reason (other than the conviction of a felony) or leaves for any reason, Employee shall receive within thirty (30) days after such discharge a lump sum severance payment equal to 2.99 time the "average annual base salary" paid to him. For the purposes of this Section 8, "average annual base salary" shall mean the average of Employee's annual income in the nature of compensation payable by the Company and includible in gross income over the five most recent taxable years ending before the Change of Control. In the event a Change in Control occurs prior to the completion of five years employment, the average annual compensation will be calculated based upon the earnings for calendar 1996 and any future completed calendar years.
        A "Change of Control" shall be deemed to occur when a person, corporation, partnership, association or entity (x) acquires a majority of the Company's outstanding voting securities, or (y) acquires securities of the Company bearing a majority of voting power with respect to election of directors of the Company, or (z) acquires all or substantially all of the Company's assets.

        9.    Termination Rights and Obligations Upon Termination
           (a) If the Executive dies during the Term, then the Executive's employment under this Agreement shall terminate. In such event, the Executive's estate shall not be entitled to any compensation, profit sharing payments under the Plan or expense payments hereunder other than for compensation, profit sharing payments under the Plan, and expenses accrued and unpaid as at the date of the Executive's death.
           (b) If, as a result of the Executive's incapacity due to physical or mental illness, whether or not job related, the Executive is absent from his duties hereunder on a full-time basis for sixty (60) consecutive days, or an aggregate of ninety (90) days during the Term, the Executive's employment hereunder and this Agreement shall terminate. In such event, the Executive shall not be entitled to any compensation, profit sharing payments under the Plan, or expense payments hereunder other than for compensation, profit sharing payments under the Plan, and expenses accrued and unpaid as at the date of termination of the Executive's employment.
           (c) The Corporation shall have the right to terminate the Executive's employment under this Agreement for Cause. For purposes of the Agreement, the Corporation shall have "Cause" to terminate the Executive's employment if (i) the Executive assigns, pledges, or otherwise disposes of his rights and obligations under this Agreement, o0attempts to do the same without the prior written consent of the Corporation; or (ii) in the reasonable judgment of the Corporation's Board of Directors the Executive fails to fulfill his obligation under this Agreement, has breached any of the material terms or conditions hereof, has engaged in willful misconduct or has acted in bad faith; or OH) without limiting any other provision of this Agreement, in the reasonable judgment of the Board of Directors of the Corporation, the Executive has breached any provision of Sections 8 or 9 of this Agreement; or
(iv) the Executive has committed a felony or perpetrated a common-law fraud against the Corporation. If the Corporation terminates this Agreement for Cause, the Corporation's obligations hereunder shall cease, except for the Corporations obligation to pay the Executive or his beneficiary the compensation, profit sharing payments under the Plan and expenses accrued to the date of termination in accordance with the provisions hereof, which payments in all events shall be subject to offset by the Corporation for amounts owed to the Corporation by the Executive hereunder or otherwise.

        10.     Non-Competition.
           (a) During the Term, and for a period of one (1) year from the termination of this Agreement, the Executive shall not, directly or indirectly, for his own account or as an employee, officer, director, partner, joint venturer, shareholder, investor or otherwise engage in the Area( as hereafter defined) in any phase of any business or enterprise the same as that of the Corporation or any of its direct or indirect subsidiaries or otherwise compete in the Area with the Corporation or any of its direct or indirect subsidiaries, in any business in which the Corporation or any of its direct or indirect subsidiaries is then engaged or which any of them then is actively developing or had developed as of the effective date of this Agreement; except that nothing in this Agreement shall prevent the Executive from owning less than 3% of the outstanding stock of any class of any corporation provided such stock is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of the National Association of Securities Dealers, Inc. For purposes of this Agreement, the term "Area" shall mean the fifty (50) mile radius surrounding each of the offices of the Corporation and each of its direct and indirect subsidiaries.
          (b) During the Term and for a period of one (1) year from the termination of this Agreement, the Executive shall not, directly or indirectly, for his own account or as an employee, officer, director, partner, joint venturer, shareholder, investor or otherwise solicit the employment or engagement, nor hire directly or indirectly, any employees of the Corporation or any of its direct or indirect subsidiaries in any capacity whatsoever, nor attempt to induce, directly or indirectly, any employee of the Corporation or any of its direct or indirect subsidiaries to leave the employ of the Corporation or any of its direct or indirect subsidiaries.

        11. Confidentiality. The Executive covenants and agrees that during the Term of and at any time after the termination of this Agreement, he will not directly or indirectly, for his own account or as an employee, officer, director, partner, joint venturer, shareholder, investor or otherwise disclose to others to do the same, any proprietary, confidentially or secret information or documents of the Corporation or any of its direct or indirect subsidiaries, including, but not limited to, any customer lists, project proposals, other work products records and business plans of the Corporation or any of its direct or indirect subsidiaries, but not limited to, any customer lists, projected proposals, other work product records and business plans of the Corporation or any of its direct or indirect subsidiaries, other than the performance of his duties hereunder or if such information is readily ascertainable from public or published information or trade sources.

        12. Arbitration. The Employee and Company hereby agree that if any dispute arises between them, such dispute shall be determined by arbitration in the State of New York in accordance with the rules of the American Arbitration Association then in effect. The award rendered by such arbitration shall be final and binding upon the parties hereto, and a judgment upon the award so rendered may be entered in any court of competent jurisdiction.

          13. Waiver. Failure to insist upon compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one time or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

          14. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. The parties to this Agreement agree and intend that this Agreement shall be enforced as fully as it may be enforced consistent with applicable statutes and rules of law.

          15. Benefit. Except as otherwise herein expressly provided, this Agreement shall insure to the benefit of and be binding upon the Company, its successors and assigns, including, without limitation, any corporation which may acquire all or substantially all of the Company's assets or business or with or into which the Company may be consolidated or merged, and to the benefit of, and be binding upon, Employee, his heirs executors, administrators and legal representatives.

          16. Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties hereto, supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof, and may be amended, modified or supplemented in any respect, except by a subsequent writing executed by both parties hereto.

          17. Applicable Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to principles of conflicts.

          18. Remedy for Breach. Any action to enforce, arising out of, or relating in any way to, any of the provisions of this Agreement shall be an action at law pursuant to the provisions of
Section 12 of this Agreement.

          19. Notices. All notices required hereby or given under this Agreement shall be in writing and shall be served either personally or be certified mail, return receipt requested, at the following addresses, or at such other address as the parties may designate to one another in writing:

To the Company:     Staff Builders, Inc.
                              1983 Marcus Avenue
                              Lake Success, New York 11042
To the Employee:    Gary Tighe
                              51 Euston Road
                              Garden City, New York 11530

All notices shall be deemed given when so received. All change of address notices shall be given in the same manner as provided above.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the 25th day of June, 1997.
In the presence of:                                  STAFF BUILDERS, INC.
/s/Renee Silver, Esquire                           By:/s/ Steve Savitsky
Renee Silver, Esquire                                 Stephen Savitsky

/s/Gary Tighe
Gary Tighe